Exhibit 10.16

SALES CONTRACT

Contract No.:

Party A (Seller): EHang Intelligent Equipment (Guangzhou) Co., Ltd

Party B (Buyer): Shanghai Kunxiang Intelligent Technology Co., Ltd

The Contract is made by and between Party A and Party B on June 3, 2019 in Guangzhou, whereby Party A agrees to sell and Party B agrees to buy the following products.

ARTICLE 1. Ordered Products

No.	Description of Ordered Products	Unit Price (RMB) (tax included)		Quantity (sets)	Total Price (RMB)
1	EHANG Passenger-grade Autonomous Aerial Vehicle - 216 (hereinafter abbreviated as “EH216”)	*	*****	20	******
Total price (RMB): Thirty Million					******

Note: The Ordered Products include hardware, software, technical services (installation, training, etc.); See Annex A for the Product List.

ARTICLE 2. Quality Requirements and Technical Standards

In accordance with the Ordered Products described under Article 1, the quality standards are based on the technical standards adopted by Party A.

ARTICLE 3. Delivery Time and Method

1. Delivery time: Party A shall start to arrange the production upon receiving the advance payment by Party B. The anticipated production cycle is 3-6 months. Party A shall delivery the products to Party B within 1 month upon receiving the full payment made by Party B.

2. Delivery method: road transportation.

3. The two Parties shall be entitled to change the delivery time and place in writing upon mutual agreement and consent.

ARTICLE 4. Terms of Trade and Payment

1. Unless otherwise stated herein or agreed by both Parties, Party A shall deliver the Ordered Products to the place designated by Party B.

2. Terms of payment: Party B shall make an advance payment of RMB****** (******), i.e. **% of the total price, for the Ordered Products to Party A within 3 working days following the execution of this Contract. And Party B shall pay the remaining balance of RMB****** (******) before delivery of the Ordered Products by Party A.

3. The payment shall be made to the bank account designated by Party A via bank transfer. Any loss caused by failure to make the payment to the designated bank account shall be borne by Party B.

4. The bank account designated by Party A is as follows:

Account name: EHang Intelligent Equipment (Guangzhou) Co., Ltd

Account No.: ******

Bank: Guangzhou Capital Mall Branch of China Construction Bank Co., Ltd

ARTICLE 5. Guarantee

1. Party B guarantees that the Ordered Products will only be used for tourism sightseeing and short-distance transportation (purposes).

2. Party B shall assume and bear any administrative liability, liabilities related with personal injury, claims for product liabilities, or product quality dispute incurred by the breach of contract by Party B. Party B shall compensate all damages or losses of the Party A caused thereby, including but not limited to administrative penalty, litigation cost, reasonable counsel fee, damage compensation specified in settlement and litigation decisions.

3. For any loss of goodwill of Party A caused thereby, Party B shall eliminate the adverse influence, and Party A reserves the right to claim compensation from Party B due to loss of goodwill.

4. Party B shall be responsible for the application and procurement for all necessary licenses or permits required for the exporting the Ordered Products. Party A will use its best efforts to assist Party B to procure such licenses and permits.

ARTICLE 6. Terms of Goods Receipt and Acceptance

1. Acceptance standards: in accordance with the quality requirements and technical standards specified in Article 2 of this Contract.

2. For any postponement of the delivery date by Party B, Party B shall issue a prior written notice to Party A 30 days before such postponement.

3. Party B shall arrange receipt and acceptance of the Ordered Products in Party A’s designated place, and shall make inspection of the amount, model and surface intactness of the Ordered Products in accordance with Annex A and issue a voucher of receipt. Any unrecoverable packing problem caused by the product inspection of Party B shall be addressed and handled by Party B and shall not constitute a reason from Party B to require return or replacement of the Ordered Products. If there is any quality defect identified, Party B should communicate with Party A within three (3) days upon receipt of the Order Product, and Party A will attempt to correct such quality defect including replacement of the Ordered Product or accessories at Party A’s discretion.

4. Any product damage or shortage of the Ordered Products amount detected by Party B or a third party authorized by Party B before the voucher of receipt is issued shall be noted in the outbound delivery list, which shall be confirmed by signatures of both Party A and Party B, otherwise Party B shall be deemed to have accepted all the Ordered Products. Party B must accept all the Ordered Products except for damaged products or shortage of products. Other than aforementioned reasons, any loss caused by unilateral rejection of receipt of the Ordered Products by Party B in the delivery place without prior negotiation or confirmation shall be compensated by Party B to Party A.

5. The risk of loss and the benefit related to and the title of the Ordered Products will be transferred to Party B upon delivery to and acceptance by Party B. Party B shall complete the full payment according to the Contract.

ARTICLE 7. After-sale Services and Technical Support

1. Party A will provide Party B with free installation service and 10 days, in aggregate, training support for the Contract starting after the delivery of the Ordered Products.

2. The terms of maintenance shall be in accordance with the Maintenance Manual or the Product Manual provided by Party A. And Party A shall provide after-sale services and technical supports to Party B based on the prescription of the aforementioned documents.

3. Party A will provide Party B with a life-long maintenance tracking service and maintenance remainder service for the Ordered Products; the specific terms shall be agreed separately by executing a Maintenance Service Contract.

4. Within the warranty period, in case of any man-made damage of product accessories, Party B shall repair the damage on its own or request the paid service from Party A.

5. Party A is responsible for the application of flight route permit from relevant aviation regulatory department or flight control department. Before obtaining such flight route permit, Party A shall assist Party B to perform demonstration flight within the scope as allowed by relevant laws and regulations.

6. For any inherent product defects confirmed by Party A, Party A shall provide after-sale services in compliance with relevant national regulations based on the following provisions:

a)

During the Warranty period, Party A guarantees the quality of the Ordered Products and provides repair/maintenance services for the Ordered Products free of charge if the Ordered Products malfunction or fail during normal use due to their inherent defects;

b)	Upon the expiration of the Warranty period, all shipping costs and other costs in relation to such repair services shall be borne by the Buyer; and

c)

For any malfunction or failure caused by man-made error or improper operation or natural wearing/disaster, Party B shall bear all costs related with the repair services provided by Party A or any losses incurred thereby.

7. Party A shall provide training to Party B on the Ordered Products. Party B shall be responsible for onwards explaining and illustrating the correct operations and uses of the Ordered Products to all end users. Otherwise, Party A shall not be liable for any property damage or any personal injury, illness or death caused by the uses of the Ordered Products due to the Buyer’s demonstration or improper guidance.

8. Party A shall be exempted from any liability arising from the Ordered Products under the following circumstances:

a)	The Ordered Product has not been officially sold;

b)	The defect does not exist when the Ordered Product is sold; and

c)	Current science and technology cannot detect the existence of the defect when the Ordered Product is sold.

9. Party A shall not be liable for any personal injury, illness, death or property damage caused by the uses of the Ordered Products under the following circumstances:

a)	The Ordered Product is used or combined with other equipment, software or data which are not provided by Party A;

b)	Party B, the end user or a third party have modified the Ordered Product (even if such modification has been approved by Party A);

c)

The Ordered Product is used in any way to perform operations outside the scope of the product design, failing to follow the current product specifications, or to perform inconsistencies with those specified in the Product Manual; and

d)	Other activities or behaviors are conducted in which the Ordered Product is not used in accordance with Party A’s demonstrations, operating instructions, product manuals, etc.

ARTICLE 8. Intellectual Property

Party A shall ensure that the technology, products and equipment provided during the performance of this Contract do not infringe the legal rights of any third party. In the event of a third party accusing Party B of technology, products or equipment infringement, Party A shall bear all economic and legal responsibilities, including but not limited to compensation for the litigation costs and lawyer fees of Party B for participating in such allegations of infringement.

Both Parties agree that the Ordered Products and the intellectual property rights generated during the performance of this Contract are owned by Party A, and Party B guarantees that no reverse engineering will be carried out on any of the Ordered Products.

ARTICLE 7. Default Liability

1. For any delay of payment of Party B, the delivery time of Party A can also be postponed accordingly. Party B shall pay a default fee to Party A of 0.5% of the delayed payment per day until the payment is completed. Provided the payment is delayed more than 30 days, Party A reserves the right to terminate this Contract, Party B shall pay a default fee to Party A following the requirements set forth in this Contract (until the date when Party A proposes to terminate this Contract), and shall return the delivered product to Party A and make the already fulfilled payment as compensation to Party A. Provided such compensation fails to offset the loss of Party A, Party B shall make further compensation to Party A.

2. Should Party B fail to receive the Ordered Products or refuse to receive the Ordered Products without justified or valid reason, the day when the Ordered Products shipped to the stipulated location shall be considered as the day of reception and acceptance, and Party B is responsible for the payment for the Purchase Price and any loss or damage caused.

ARTICLE 10. Force Majeure

1. The force majeure includes but is not limited to war, unrest, plague, earthquake, typhoon, flood, falling objects or any other explosion, fire, accidents, natural disasters, etc.

2. Should one Party be unable to fulfill this Contract due to the Force Majeure, such Party shall inform the other Party in 5 days from the date of such event and try all means to reduce loss caused.

3. The damage caused by the Force Majeure should be borne by each party at its own risk.

ARTICLE 11. Dispute Resolution

1. The laws of the People’s Republic of China, without regard to its conflict of law principles, shall govern all matters arising out of or relating to this Contract and the transactions it contemplates, including without limitation, interpretation, performance, breach, termination and validity of this Contract.

2. Any dispute arising from, out of or in connection with this Contract shall be settled through amicable negotiations between the Parties.

3.    If the dispute cannot be settled through negotiations, the two parties agree that the court of the place where Party A is located shall be the governing court.

ARTICLE 12. Miscellaneous Provision

1. The two Parties shall assume the confidentiality obligations regarding the technical information and trade secrets involved during the fulfillment of this Contract. Any economic losses caused by lack of fulfillment of such obligations should be compensated by the Party concerned.

2. The risk of loss and the benefit related to and the title of the Ordered Products will be transferred to Party B upon delivery to and acceptance by Party B. Party B shall complete the full payment according to the Contract.

3. The Parties hereto may enter into supplementary contract for matters unmentioned in this Contract or any modification of this Contract. Such supplementary contract has the same valid effect with this Contract.

4. This Contract is executed in two counterparts, each party holds one counterpart. This Contract becomes valid upon the signatures or stamps are made by the two Parties. The electronic and fax copy has the same valid effect as the original copy.

Party A (Seal): EHang Intelligent Equipment (Guangzhou) Co., Ltd.

/s/ Seal of EHang Intelligent Equipment (Guangzhou) Co., Ltd.

Authorized representative (Signature): /s/ Biao Luo

Party B (Seal): Shanghai Kunxiang Intelligent Technology Co., Ltd.

/s/ Seal of Shanghai Kunxiang Intelligent Technology Co., Ltd.

Authorized representative (Signature):

Annex A: EHANG AAV Product List

EHANG AAV Product List

Description	Name	QTY	Unit

EHANG AAV (116/216)	Aircraft Body (including battery, gimbal and camera)	1	pc
	Propellers	16	pcs
	Charger	1	pc
	Arm Brackets	16	pcs
	Arm Shields	8	sets
	Surface (including charger)	1	set
	Tool kit	1	set

	Maintenance Manual	1	copy

EHANG AAV Software	Ground station control software	1	set
	Client-end software	1	set

EHANG AAV After-sale service	Maintenance Manual	1	copy
	Packing	1	set